As filed with the Securities and Exchange Commission on July 21, 1997
                                                     Registration No. 333-_____
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             QUARTERDECK CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                                 95-432065
  (State or other jurisdiction of                 (I.R.S. Employer
  incorporation or organization)               Identification Number)

                               13160 MINDANAO WAY
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 309-3700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              RON BEN YEHUDA, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                             QUARTERDECK CORPORATION
                               13160 MINDANAO WAY
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 309-3700
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                    COPY TO:
                             KAREN E. BERTERO, ESQ.
                           GIBSON, DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                       LOS ANGELES, CALIFORNIA 90071-3197
                                 (213) 229-7000

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
              TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE
                      DATE OF THIS REGISTRATION STATEMENT.

               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[ X ]

               If this Form is filed to register additional securities for an offering pursuant Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering.[ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                       CALCULATION OF REGISTRATION FEE(1)

                                                              Proposed        Proposed
  Title of Each Class of Securities        Amount to be        Maximum         Maximum       Amount of
          to be Registered                  Registered         Offering       Aggregate     Registration
                                                              Price Per        Offering         Fee
                                                               Share(2)        Price(2)
---------------------------------------    ------------       ---------       ----------    ------------

Common Stock, par value $.001 par value      1,644,901          $2.50         $4,112,253       $1,419

-------------
(1) This Registration Statement also relates to 3,509,288 shares of Registrant's Common Stock previously registered on two Registration Statements on Form S-3 (Registration Nos. 333-4606 and 333-10269) for which filing fees in the aggregate amount of $29,608.83 and $13,402, respectively, were previously paid.

(2) Estimated solely for the purpose of determining the registration fee. Calculated on the basis of the average of the high and low reported prices of the Registrant's Common Stock on the Nasdaq National Market on July 16, 1997.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

        PURSUANT TO RULE 429, THE PROSPECTUS CONTAINED HEREIN ALSO RELATES TO SHARES OF THE REGISTRANT'S COMMON STOCK PREVIOUSLY REGISTERED ON TWO REGISTRATION STATEMENTS ON FORM S-3 (REGISTRATION NOS. 333-4606 AND 333-10269).

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 21, 1997
PROSPECTUS

                             QUARTERDECK CORPORATION
                                  COMMON STOCK
                                ($.001 PAR VALUE)

                                5,154,189 SHARES

               This Prospectus relates to 5,154,189 shares, of Common Stock, par value $.001 per share ("Common Stock"), of Quarterdeck Corporation, a Delaware corporation (the "Company"), which may be offered for sale from time to time by the stockholders of the Company listed herein under "Selling Stockholders" (the "Selling Stockholders"). 3,509,288 of such shares were previously registered and covered by several prospectuses, all of which are superseded by this Prospectus. The shares of Common Stock offered hereby (the "Securities") were issued in connection with the acquisition by the Company of Vertisoft Systems, Inc., Limbex Corporation, Datastorm Technologies, Inc. and of certain assets of Interlink Technology Co. The Company is registering the Common Stock pursuant to the terms of certain Registration Rights Agreements (the "Registration Rights Agreements") between the Company and the Selling Stockholders in order to provide the holders thereof with freely tradeable securities, but the registration of the Securities does not necessarily mean that all or any of the Securities will be sold by the Selling Stockholders.

               The Company will not receive any proceeds from the sale of the Securities. The Company will pay all of the expenses associated with the registration of the Securities, estimated to be approximately $34,919.

               The Common Stock is quoted on the Nasdaq National Market under the symbol "QDEK." On July 18, 1997, the last reported sale price per share of the Common Stock, as quoted on the Nasdaq National Market, was $2.50.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                     OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _________, 1997.

                              AVAILABLE INFORMATION

               Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to this Registration Statement on Form S-3 or Registration Statement Nos. 333-4606 or 333-10269 (collectively, the "Registration Statements") filed with the Securities and Exchange Commission (the "Commission"), each statement being qualified in all respects by such reference and the exhibits and schedules hereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of the Registration Statements or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at the Jacob K. Javits Federal Building, 75 Park Place, New York, New York 10278. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, the address of which is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed by the Company with the Commission are by this reference incorporated in and made a part of this Prospectus: (i) the Annual Report on Form 10-K for the fiscal year ended September 30, 1996,
(ii) the Current Reports on Form 8-K dated October 7, 1996, November 25, 1996, December 3, 1996, January 14, 1997, January 14, 1997, April 3, 1997, April 14,
1997 and May 23, 1997, (iii) the Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997, (iv) the Registration Statement on Form 8-A filed April 26, 1991, and (v) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               Copies of all documents that are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Quarterdeck Corporation, Attention: Corporate Secretary, 13160 Mindanao Way, Third Floor, Marina del Rey, California 90292, telephone number
(310) 309-3700.


                                   THE COMPANY

               The Company develops, markets and supports software that enhances the performance, user productivity and cost-effectiveness of personal computing in standalone and networked environments. The Company provides its software solutions to individuals, business and government/education users through retail distribution, resellers, direct marketing operations and Internet downloads.


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
               The Company was incorporated in California in 1982 as Quarterdeck Office Systems. In June 1991, the Company changed its state of incorporation from California to Delaware and in February 1995 changed its name to Quarterdeck Corporation.

               The principal offices of the Company are located at 13160 Mindanao Way, Third Floor, Marina del Rey, California 90292, telephone number
(310) 309-3700.


                                  RISK FACTORS

               The Securities offered hereby are speculative in nature and involve a high degree of risk. In addition to the other information included elsewhere in this Prospectus and in the Company's filings with the Commission, the following factors should be considered carefully in evaluating an investment in the Securities offered by this Prospectus.

DEPENDENCE ON NEW PRODUCTS AND ADAPTATION TO TECHNOLOGICAL CHANGE

               The computer software industry is subject to rapid technological change often evidenced by new competing products and improvements in existing products. The Company depends on the successful development of new products, including upgrades of existing products, to replace revenues from products introduced in prior years that have begun to experience reduced revenues or have become obsolete. If the Company's leading products become outdated and lose market share or if new products or existing product upgrades are not introduced in a timely manner or do not achieve the revenues anticipated by the Company, the Company's operating results could be materially adversely affected. Even with normal development cycles, the market environment can change so quickly that features in certain products can become outdated soon after market introduction. These events may occur in the future and may have an adverse effect on future revenues and operating results.

               The Company is focusing significant efforts on evolving its core utilities and communication product lines into a set of products designed to enhance user performance, simplify system management and reduce the ongoing cost of ownership for networked personal computing. As part of this effort, the Company is developing new products and adapting its current technology into these products and has made and may continue to make strategic acquisitions and divestitures. There is no assurance these efforts will be successful. Other significant risks associated with the Company's focus on this category of products include the timing of releases in relation to competitive products, uncertainties surrounding the rate and extent of development of this new market and one-time losses and charges that may result from divestitures of non-core assets.

               The Company is also devoting substantial efforts to the development of software products that are designed to operate on Microsoft's Windows 95 and Windows NT. As a result of this focus, the Company's current revenues and profitability are dependent on the viability of such operating systems. In addition, Microsoft Corporation may incorporate features in Windows 95 and/or Windows NT that may decrease the demand for certain of the Company's products including those under development. Should the Company not be able to develop products successfully and timely that function under Windows 95 and Windows NT, and offer perceived value to Windows 95 and Window NT users beyond that which is offered in the base operating system, future revenues would be adversely affected. In recent quarters, the Company has suffered a substantial decline in revenues from its memory management products including QEMM and MagnaRam as Microsoft has developed operating systems with fewer conventional memory limitations, as the perceived need for software specifically designed to address the memory management limitations in DOS and Windows 3.x and in DOS based applications has declined and as the cost of RAM has declined. While the Company expects that its memory management products will continue to provide a benefit to users of Windows 95, Windows 3.x and DOS systems, there is no assurance that memory management products will be perceived as needed on such systems.


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
COMPETITION

               The personal computer market is intensely competitive, subject to strategic alliances of hardware and software companies and characterized by rapid changes in technology and frequent introductions of new products and features. The Company's competitors include developers of operating systems, applications and utility software vendors and personal computer manufacturers that develop their own software products. The Company expects to encounter continued competition both from established companies and from new companies that are now developing, or may develop, competing products. Many of the Company's existing and potential competitors have financial, marketing and technological resources significantly greater than those of the Company.

               The Company's memory management and other utility products compete directly with the memory management and utility features of Microsoft Windows 95, Microsoft Windows 3.x and DOS, as well as with other third-party memory management products and other utility software products.

               Future competitive product releases may cause disruptions in orders for the Company's products while users and the marketplace evaluate the competitive products. The extent of the disruption in orders and the impact on future orders of the Company's products will depend on various factors that are not fully known at this time, including the level of functionality, performance and features included in the final release of these competitive products and the price thereof and the market's evaluation of competitive products compared to the then current functionality, performance, features and price of the Company's products.

               The Company anticipates that the type and level of competition experienced to date will continue, and may increase, and future sales of its products will be dependent upon the Company's ability to timely and successfully develop or acquire new products or enhanced versions of its existing products for Windows 95 and Windows NT and/or other operating systems that may gain market acceptance. In addition, the Company must demonstrate to the user a need for the Company's products while developers of operating systems and competitive software products continue to enhance their products. To the extent that operating system enhancements, competitive products or bundling of competitive products with operating systems or computer hardware reduce the number of users who perceive a benefit from the Company's products, sales of the Company's products in the future would be adversely impacted.

               The Company is focusing significant efforts on evolving its core utilities and communication product lines into a set of products designed to enhance user performance and simplify system management for networked personal computing. Although this category of products is relatively new, it is already intensely competitive and many of the Company's competitors are significantly larger than the Company and have access to greater capital and other resources.

LOSSES AND LIQUIDITY

               The Company suffered a net loss of $74.9 million for the fiscal year ended September 30, 1996. The loss was primarily a result of charges associated with acquisitions and restructuring, lower demand for memory management products, additional reserves for product returns and higher general and administrative expenses resulting from redundancies relating to acquisitions which were not integrated as quickly as expected. Continued weakness in sales of the Company's memory management products and/or communications products could have a material adverse effect on future revenues. The Company also suffered a net loss of approximately $832,000 for the fiscal quarter ended March 31, 1997 after a write-down of approximately $1.6 million with respect to the Company's investment in Infonautics, Inc. Primarily as a result of such losses, the Company suffered a significant decrease in its cash position and has experienced working capital deficits.

               During fiscal 1996, the Company implemented a comprehensive, corporate-wide restructuring plan. This restructuring focused the Company in the utilities and communications software categories. The Company is currently attempting to evolve its core utilities and communication product lines into a set of products designed to enhance user performance, simplify system management and reduce the ongoing cost of ownership for networked personal computing. As part of this effort, the Company has made and may continue to make strategic


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
acquisitions and divestitures. In connection with the implementation of these strategic transactions and the restructuring generally, the Company may take additional charges and write-downs which could have a material adverse effect on the Company's financial results.

               In April 1997, the Company established a new credit facility with Greyrock Business Credit with a maximum borrowing amount of $12 million (subject to a borrowing base). The Company may in the future explore various other financing alternatives, if necessary, in order to finance the core business of the Company and help provide adequate working capital for operations. There can be no assurance that the Company will not suffer additional losses in the future (including additional write-downs of assets), that adequate operating funds will be internally generated, or that additional financing, if necessary, will be available, or if available, will be available on acceptable terms.

MANAGEMENT OF ACQUISITIONS

               Since June 1995, the Company has consummated a number of acquisitions. The Company may make additional acquisitions in the future. While these acquisitions have broadened the Company's product portfolio and sales distribution channels, the acquisitions have resulted in the Company competing with companies and in markets where it has not previously competed. There are significant business risks associated with acquisitions, including the successful integration of the companies in an efficient and timely manner, the coordination of research and development and sales efforts, the retention of key personnel, the diversion of management's attention from day to day matters and the integration of acquired products. Additionally, there may be an adverse impact on the revenues of acquired companies due to the transition of products sales and marketing and research and development activities. The Company's results for fiscal 1996 were negatively impacted by slower than anticipated integration including slower elimination of redundancies resulting from acquisitions. The Company's future success will depend, in part, on its ability to integrate the operations of acquired companies and effectively utilize the acquired intellectual property.

SUBSTANTIAL DEPENDENCE ON DISTRIBUTION CHANNELS

               A substantial portion of the Company's domestic and international sales are made through a limited number of personal computer hardware and software distributors which represent the Company on a non-exclusive basis. If the Company were to lose all or a significant portion of the revenue attributable to any of its principal distributors, or if its principal distributors were to lose sales of the Company's products to any of their principal accounts, the loss could have a material adverse affect on the Company's operating results. In addition, there has been a trend toward consolidation of distributors of personal computer hardware and software products. A reduction in the number of software distributors will increase the Company's dependence upon its major distributors and could affect their willingness to distribute and promote products of the Company.

"CHANNEL FILL" AND PRODUCT RETURNS

               The Company's pattern of revenues and earnings were affected during prior periods and may be affected in the future by the phenomenon known as "channel fill." Channel fill occurs following the introduction of a new product or a new version of a product as distributors buy significant quantities of the new product or version in anticipation of sales of such product or version. Following such purchases, the rate of distributors' purchases often declines, depending on the rates of purchases by end users or "sell-through." The phenomenon of "channel fill" may also occur in anticipation of price increases or in response to sales promotions or incentives, some of which may be designed to encourage customers to accelerate purchases that might otherwise occur in later periods. Channels may also become filled simply because the distributors are unable to, or do not, sell their inventories to retail distribution or end users as anticipated. If sell-through does not occur at a sufficient rate, distributors will delay purchases or cancel orders in later periods or return prior purchases in order to reduce their inventories. In addition, between the date the Company announces a new version or new product and the date of release, distributors, dealers and end users often delay purchases, cancel orders or return products in anticipation of the availability of the new version of the product. Such order delays or cancellations can cause material fluctuations in revenues from one quarter to the next. Net revenues may be materially affected favorably or adversely by these effects. Like other manufacturers of package software products, the Company is exposed to the risk of product returns from distributors and reseller customers. Quarterdeck's return policy generally allows its distributors, subject to certain limitations, to return purchased products in exchange for new products or for credit toward future purchases. However, competitive factors and/or market conditions often require the Company to offer expanded rights of return for products that distributors or retailers are unable to sell. The Company also provides price protection rights to its distributors which generally give distributors credit for price decreases on products remaining in the distributors' inventory and on products remaining in retail customers' inventory. The Company estimates and maintains reserves for product returns. In addition to detailed historical return rates, the Company's estimate of return reserves takes into account future product upgrades and new releases, current market conditions and customer inventories, as well as any other known factors that could impact anticipated returns. There can be no assurance that actual returns in excess of recorded allowances will not occur. If such returns occur, they will result in a material adverse effect on business, operating results and financial condition.

DEPENDENCE ON AND INTENSE COMPETITION FOR KEY PERSONNEL

               Recruitment of personnel in the computer software industry is highly competitive. The Company's success depends to a significant extent upon the performance of its executive officers and other key personnel. The loss of the services of key individuals could have a material adverse effect on the Company. The Company's future success will depend in part upon its continued ability to attract and retain highly qualified personnel. The Company's ability to attract and retain highly qualified personnel may be adversely affected by the Company's recent restructurings and resulting financial performance. There can be no assurance that the Company will be successful in attracting and retaining such personnel.

PATENTS AND PROPRIETARY INFORMATION

               The Company relies on a combination of trade secret, patent, copyright and trademark laws and license agreements to protect its rights to its products. The Company holds two United States patents relating to memory management, one of which expires in 2010 and the other of which expires in 2011 and one of its subsidiaries holds a patent relating to virtual screen overlays that expires in 2013. The Company believes that its software products are proprietary and protects them with copyrights, trade secrets and non-disclosure agreements. The Company provides its products to end users under a non-exclusive license that by its terms limits the warranties provided by and liability of the Company. The ability of software companies to enforce such licenses has not been finally determined by the U.S. Supreme Court. The Company's trademark and service mark rights include rights associated with its use of its trademarks and servicemarks, and rights obtained by registrations of its trademarks and servicemarks ("marks"). The Company has applied for or obtained United States trademark registrations for certain marks and has applied for or obtained registrations in various international jurisdictions. The use and registration by the Company of its marks do not assure that the Company has superior rights to others that may have registered or used identical or related marks on related goods or services, nor that such registrations or uses by others will not be used to attempt to foreclose use of a particular mark by the Company.

               The extent to which U.S. and foreign copyright and patent laws protect software has not been fully determined. In addition, changes in the interpretation of copyright and patent laws could expand or reduce the extent to which the Company or its competitors are able to protect their software and related intellectual property.

               Because the computer industry is characterized by technological changes, the policing of the unauthorized use of computer software is a difficult task. Software piracy is expected to continue to be a persistent problem for the packaged software industry. Despite steps taken by the Company to protect its software products, third parties still make unauthorized copies of the Company's products for their own use or for sale to others. These concerns are particularly acute in certain international markets.

LITIGATION

               Shareholder complaints were filed in November and December 1996 and January 1997 in the Superior Court of the State of California, County of Los Angeles, against the Company and one former and one current officer of the Company. These complaints allege, among other things, violations of certain provisions of California securities laws relating to statements made about the Company and in June 1997 in United States District Court alleging among other things violation of federal securities laws. The suits are purportedly brought on behalf of all persons who purchased the Company's common stock during the period January 26, 1996 through June 13, 1996 and seeks damages in an unspecified amount and other relief. To date the Company has not filed a response to the complaints. Due to the early stage of the litigation and the inherent uncertainty, management is unable to estimate the impact on the Company's results of operations, financial condition, or liquidity, if any. Accordingly, no provision for any liability that may result from these suits has been made in the Company's consolidated financial statements (other than with respect to the $250,000 deductible under the Company's directors and officers insurance policy which has been utilized for costs relating to the defense). However, no assurances can be given that the ultimate disposition of these cases will not have a material adverse effect on the Company's results of operations and financial condition, or liquidity.

               In March 1997, a purported class action lawsuit brought on behalf of all licensees of MagnaRAM2 residing in the United States, Jack Abbott, et al.
v. Quarterdeck Corporation, Case No. 00709198, was filed in the Superior Court of the State of California, County of San Diego. The complaint alleges, among other things, that MagnaRAM2 fails to significantly increase Random Access Memory or otherwise help Windows 95 and Windows 3.x users. The plaintiffs seek compensatory damages and punitive damages in unspecified amounts, injunctive relief, and attorney fees and costs. Quarterdeck intends to defend the case vigorously and to oppose any effort to certify the claims for class resolution.

               Quarterdeck is a defendant in various other pending claims and lawsuits. Although there can be no assurances, management believes that the disposition of such matters will not have a material adverse impact on the results of operations or financial position of the Company.

FLUCTUATIONS IN OPERATING RESULTS AND STOCK PRICE

               The Company's future operating results and stock price could be subject to significant fluctuations and volatility. The Company's revenues and quarterly operating results may experience significant fluctuations and be unpredictable as the result of a number of factors including, among others, introduction of new or enhanced products by the Company or its competitors, rapid technological changes in the Company's markets, seasonality of revenues, changes in operating expenses and general economic conditions. The Company's net revenues and net income (loss) have fluctuated significantly from year to year and from quarter to quarter since the Company's initial public offering June 1991.

               The Company also has experienced wide fluctuations in its stock price, which may be subject to significant fluctuations in the future over a short period of time. The trading price of the Common Stock increased from approximately $3.00 in January 1995 to a high of approximately $39.00 in December 1995 to a low of approximately $2.00 in May 1997. Fluctuations may be due to factors specific to the Company, to changes in analysts' estimates or to factors affecting the computer industry or the securities markets in general. In addition, the existence or conversion of any outstanding convertible securities, any decline in revenues or quarterly operating results, or the failure to meet market expectations, could have an immediate and significant effect on the trading price of the Common Stock in any given period.

INTERNATIONAL OPERATIONS

               The Company has operations in various foreign locations. International operations are subject to certain risks common to international activities, such as changes in foreign governmental regulations, tariffs and taxes, export license requirements, the imposition of trade barriers, difficulties in staffing and managing foreign operations, and political and economic instability.

               The Company conducts business in various foreign currencies and is therefore subject to the transaction exposures that arise from foreign exchange rate movements between the dates that foreign currency transactions are recorded and the date that they are consummated. The Company is also subject to certain exposures


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
arising from the translation and consolidation of the financial results of its foreign subsidiaries. There can be no assurance that actions taken to manage such exposure will be successful or that future changes in currency exchange rates will not have a material impact on the Company's future operating results. The Company does not hedge either its translation risk or its economic risk.

DILUTION

               The Company has issued a substantial number of shares of its Common Stock (and securities convertible into shares of its Common Stock) over the past two years in connection with acquisitions and financing transactions. The issuance of additional shares of Common Stock upon the conversion of convertible securities or otherwise reduce the percentage ownership of the Company by each existing stockholder.

SHARES ELIGIBLE FOR FUTURE SALE

               As of the date of this Prospectus, there are 40,109,125 shares of Common Stock and 150,000 shares of Series B Preferred Stock issued and outstanding. Each share of Series B Preferred Stock is convertible into the number of shares of Common Stock equal to the quotient of (i) $100.00 divided by
(ii) the Conversion Price. The Conversion Price is the lesser of (A) 101% of the average of the daily volume-weighted average prices of the Common Stock on the Nasdaq National Market System (or such national securities exchange or other interdealer quotation system on which the Common Stock is then listed or quoted) (the "Market Price") during the 40 trading day period ending two trading days before the date on which the Company receives a notice of conversion from a holder of the Series B Preferred Stock (the "Conversion Date"), and (B) 125% of the average of the Market Price of Common Stock during the first five trading days of the 40 trading day period ending two trading days before the Conversion Date. All shares of Common Stock issuable upon conversion of the Series B Preferred Stock are freely tradable. To date, 50,000 shares of Series B Preferred Stock have been converted into 1,909,869 shares of Common Stock. No prediction can be made as to effect, if any, that future sales of Common Stock, or the availability of shares for future sale, will have on the market price of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon conversion of Series B Preferred Stock or upon the exercise or conversion of stock options or any warrants or debt securities), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.


                           FORWARD LOOKING STATEMENTS

               This Prospectus as well as documents incorporated herein by reference and included in this Prospectus contain forward looking statements which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described herein and in such documents. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this Prospectus.

                              SELLING STOCKHOLDERS

               Except for the stockholders specified below, the Selling Stockholders listed below received their shares of Common Stock in connection with the Company's acquisition of Vertisoft Systems, Inc. ("Vertisoft"), Limbex Corporation ("Limbex") and Datastorm Technologies, Inc. ("Datastorm") by way of mergers (the "Mergers") of wholly owned subsidiaries of the Company with and into Vertisoft, Limbex and Datastorm, respectively. Interlink Technology Co. ("Interlink") received 410,000 shares of Common Stock (the "Interlink

Shares") in connection with the Company's acquisition of substantially all of the assets of Interlink (the "Acquisition"). Interlink distributed the Interlink Shares to its shareholders on a pro rata basis. As a result of such distribution, the persons listed below as shareholders of Interlink are Selling Stockholders of up to the number of shares of Common Stock set forth opposite their respective names.

               As part of the Mergers and the Acquisition and pursuant to the terms of the Registration Rights Agreements, the Company agreed to use its best efforts to register the Common Stock issued or distributed to the Selling Stockholders for offer or sale to the public. The registration of the Securities, however, does not necessarily mean that all or any of the Securities will be sold by the Selling Stockholders. Except as noted below, the Shares offered represent all Shares owned by the respective Selling Stockholders.



         Selling Stockholder    Shares Offered Hereby

         Inference Corporation(1)  1,439,901
         Anatoly Tikhman(2)(3)     1,242,214
         Philip Johnson(3)           832,212
         W. Bruce Barkelew(4)(5)     468,960
         Jacob Graudenz(3)           225,573
         Stephen P. Monaco(4)        200,000
         Harold Lund(6)              164,000
         Joseph Niosi(6)             164,000
         Bradley Allen(1)             60,296
         Alexander Jacobson(1)        57,644
         Thomas Conticello(6)         51,000
         Howard Morgan(1)(7)          34,984
         Thelma Birks(1)               4,388
         Clay Chisum(1)(8)             2,678
         Michelle Kraus(1)             1,339

-------------

(1) Former shareholder of Limbex.
(2) Senior Vice President of Quarterdeck.
(3) Former shareholder of Vertisoft.
(4) Former shareholder of Datastorm.
(5) Mr. Barkelew owns an aggregate of 1,641,510 shares, representing 4.1%, of the outstanding shares of Common Stock.
(6) Former shareholder of Interlink.
(7) Mr. Morgan owns an aggregate of 95,426 shares of Common Stock.
(8) Mr. Chisum owns an aggregate of 3,678 shares of Common Stock.

                                 USE OF PROCEEDS

               The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                              PLAN OF DISTRIBUTION

               The Securities may be sold from time to time by the Selling Stockholders, or by pledgees, donees, tranferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Securities may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

               The Selling Stockholders may also sell Securities short and redeliver the Securities to close out such short positions. The Selling Stockholders may also enter into option, hedging or other transactions with broker-dealers which require the delivery to the broker-dealer of the Securities registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Stockholder may also loan or pledge the Securities registered hereunder to a broker-dealer and the broker-dealer may sell the Securities so loaned or upon a default the broker-dealer may effect sales of the pledged Securities pursuant to this Prospectus.

               Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Act.

               The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Act.

               There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

                                  LEGAL MATTERS

               Certain legal matters will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                  MISCELLANEOUS

               NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               The following expenses will be paid by the Company.

SEC Registration Fee              $  1,445
Nasdaq Application Fee              17,500
Legal fees and expenses*             6,000
Accounting fees and expenses*        5,000
Blue sky fees and expenses*              0
Miscellaneous*                       5,000
                                   -------
TOTAL*                             $34,919
                                   =======

----------------
*Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

               As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide: (i) the Registrant is required to indemnify its directors and officers and may indemnify its other employees and agents, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses, as incurred, to such directors and officers and may advance expenses to such other employees and agents in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);
(iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers, employees and agents; (iv) the Registrant may maintain director and officer liability insurance to the extent reasonably available; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers, employees and agents. The Registrant has also entered into an agreement with its directors and certain of its officers indemnifying them to the fullest extent permitted by the foregoing. These indemnification provisions, and the Indemnification Agreements entered into between the Registrant and its directors and certain of its officers, may be sufficiently broad to permit indemnification of the Registrants, officers and directors for liabilities arising under the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS

       The following are filed as exhibits to this Registration Statement:

Exhibit Number           Description
--------------           -----------

5.1*                     Opinion and Consent of Gibson, Dunn & Crutcher LLP

23.1*                    Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2                     Consent of KPMG Peat Marwick LLP, independent certified public accountants.

23.3*                    Consent of Arthur Andersen LLP, independent certified public accountants.

24.1                     Power of Attorney (included on page II-3).

------------------
*  To be filed by amendment.

ITEM 17. UNDERTAKINGS

               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered thereby and the offerings of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

               The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change set forth in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee," table in the effective registration statement;

                    (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto to duly authorized, in the City of Los Angeles, State of California, on this 21st day of July, 1997.

                                    QUARTERDECK CORPORATION

                                    By:  /s/ Curtis A. Hessler
                                         __________________________________
                                         Curtis A. Hessler
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

               We, the undersigned directors and officers of Quarterdeck Corporation, do hereby constitute and appoint Curtis A. Hessler and Frank R. Greico our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments or use and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                         TITLE                         DATE
           ---------                         -----                         ----

/s/ Curtis A. Hessler
---------------------------      President, Chief Executive            July 21, 1997
Curtis A. Hessler                Officer and Director
                                 (Principal Executive Officer)

/s/ Frank R. Greico
---------------------------      Senior Vice President and             July 21, 1997
Frank R. Greico                  Chief Financial Officer
                                 (Principal Financial and
                                 Accounting Officer)

/s/ Frank W. T. LaHaye
---------------------------      Director                              July 21, 1997
Frank W. T. LaHaye

/s/ Howard L. Morgan
---------------------------      Director                              July 21, 1997
Howard L. Morgan

/s/ King R. Lee
---------------------------      Director                              July 21, 1997
King R. Lee

/s/ William H. Lane III
---------------------------      Director                              July 21, 1997
William H. Lane III

                                INDEX TO EXHIBITS

Exhibit Number           Description
--------------           -----------

5.1*                     Opinion and Consent of Gibson, Dunn & Crutcher LLP

23.1*                    Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2                     Consent of KPMG Peat Marwick LLP, independent certified public accountants.

23.3*                    Consent of Arthur Andersen LLP, independent certified public accountants.

24.1                     Power of Attorney (included on page II-3).

--------------
*  To be filed by Amendment.